Exhibit 8.1(a)

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone 404.885.3900 facsimile troutmansanders.com

March 8, 2016

Georgia Power Company
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308-3374

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Georgia Power Company (the “Company”) in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-209779) including the Prospectus dated February 26, 2016 (the “Prospectus”) included in the Registration Statement, and a Prospectus Supplement dated March 2, 2016 (the “Prospectus Supplement”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Prospectus and the Prospectus Supplement describe the Company’s offer to sell $325,000,000 aggregate principal amount of the Company’s Series 2016A 3.250% Senior Notes due April 1, 2026 (the “Notes”). This opinion relates to the discussion set forth under the caption “UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS” of the Prospectus Supplement. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus and Prospectus Supplement.

In connection with the preparation of our opinion, we have examined such documents and other materials as we have deemed appropriate, including, but not limited to, the Prospectus and the Prospectus Supplement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, officer’s certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion expressed below. Our opinion assumes (i) the accuracy of the facts contained in the Prospectus and the Prospectus Supplement and other materials examined by us and (ii) the consummation of the offer to sell the Notes in the manner contemplated by, and in accordance with the terms set forth in, the Prospectus and the Prospectus Supplement.

Based upon and subject to the foregoing, the discussion contained in the Prospectus Supplement under the caption “UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS,” subject to the limitations described therein,

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Georgia Power Company
March 8, 2016

constitutes the opinion of Troutman Sanders LLP. There can be no assurance that changes in the law will not take place that could affect such United States federal income tax consequences, or that contrary positions may not be taken by the Internal Revenue Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

Our opinion expresses our view only as to United States federal income tax laws in effect as of the date hereof. The authorities upon which our opinion relies are subject to change with potential retroactive effect. Nevertheless, by rendering this opinion we undertake no responsibility to advise you of any change in United States federal income tax laws or the application or interpretation thereof that could affect our opinion.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the caption “Legal Matters” and in the Prospectus and the Prospectus Supplement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Troutman Sanders LLP Troutman Sanders LLP